CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                           SINO SHIPPING HOLDINGS INC.
                            (A DELAWARE CORPORATION)

                                      INTO

                           DALKEITH INVESTMENTS, INC.
                            (A DELAWARE CORPORATION)

            Under Section 253 of the Delaware General Corporation Law


         The undersigned corporation does hereby certify as follows:

         FIRST:   Dalkeith Investments, Inc. (the "Corporation") is a business corporation of the State of Delaware.

         SECOND: The Corporation is the owner of all of the outstanding shares of the stock of Sino Shipping Holdings Inc., which also is a business corporation of the State of Delaware.

         THIRD:   On March 31, 2008, the Board of Directors of the Corporation
adopted the following resolutions to merge Sino Shipping Holdings Inc. into the Corporation:

                  RESOLVED, that Sino Shipping Holdings Inc. ("Sino Shipping") be merged into the Corporation (the "Merger"), and that all of the estate, property, rights, privileges, powers and franchises of Sino Shipping be vested in and held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Sino Shipping in its name; and it is further

                  RESOLVED, that the Corporation shall assume all of the obligations of Sino Shipping; and it is further

                  RESOLVED, that each officer of the Corporation (each, an "Authorized Officer") be, and each of them hereby is, authorized, empowered and instructed to file a Certificate of Ownership and Merger of Sino Shipping into the Corporation pursuant to Section 253 of the Delaware General Corporation Law, and to take such other action as they may deem necessary or advisable in order to effect the Merger, the taking of such action to be conclusive evidence as to the necessity or advisability therefor; and it is further

                  RESOLVED, that the Corporation shall change its name to Sino Shipping Holdings Inc. upon the effectiveness of the Merger, and it is further

                  RESOLVED, that the Merger shall be effective upon filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and it is further

                  RESOLVED, that in addition to and without limiting the foregoing, each Authorized Officer be, and each of them, acting singly hereby is, authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such documents, instruments, certificates and agreements as he may deem appropriate in order to effect the purpose or intent of all of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may
                  be), and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Corporation.

Dated: March 31, 2008

                                                DALKEITH INVESTMENTS, INC.


                                                By/s/ XINYU ZHANG
                                                  ------------------------------
                                                Name:  Xinyu Zhang
                                                Title:  Chief Executive Officer